SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING ANNOUNCES IT WILL HOLD ITS

ANNUAL MEETING OF STOCKHOLDERS ONLINE

LAS VEGAS — MARCH 25, 2020 — Boyd Gaming Corporation (NYSE: BYD) announced that, due to public meeting restrictions and continued public health concerns related to the spread of COVID-19, the Company will change the format of its previously announced Annual Meeting of Stockholders, scheduled for April 9, 2020 at 11:00 a.m. Pacific Time, from an in-person meeting to an online only meeting.

The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in‑person meeting, using online tools to ensure stockholder access and participation. More information about the online Annual Meeting is provided below.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m. PT.  Online access to the audio webcast will open 30 minutes prior to the start of the Annual Meeting to allow time for stockholders of record as of the close of business on February 28, 2020, the record date for the Annual Meeting, to log-in and test their equipment.

The Company is providing the live audio webcast access through two online platforms.  All of the Company’s stockholders are encouraged to carefully review and confirm the log-in information that follows to ensure they are accessing the appropriate designated platform.  Also, the Company encourages stockholders to access the meeting in advance of the Annual Meeting’s start time.

Log-in Instructions. To attend the online Annual Meeting, stockholders should do the following:

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Stockholders of Record: Stockholders that hold shares directly in their name should go to  https://web.lumiagm.com/212952029 and log-in by clicking “I have a control number,” entering  the 11-digit control number found on the upper right hand corner of the proxy card included in the proxy materials that were previously mailed to the stockholder and entering the following meeting code: boyd2020 (case sensitive).

•

Beneficial Stockholders: Stockholders who are not stockholders of record (e.g. stockholders who hold shares in a stock brokerage account or through a bank or other holder of record) are beneficial stockholders and should go to http://www.virtualshareholdermeeting.com/BYD2020 and log-in by entering the 16-digit control number on the proxy materials that were previously forwarded or otherwise made available to the stockholder by their broker, bank or other holder of record.

Submitting Questions. Prior to the meeting, stockholders may submit any questions in advance by emailing the Company’s Vice President of Corporate Communications, David Strow, at: davidstrow@boydgaming.com. On the day of, and during the question and answer portion of the Annual Meeting, stockholders will also be able to submit questions through the platforms being used for the Annual Meeting.

After the business portion of the Annual Meeting concludes and the meeting is adjourned, the Company will hold a question and answer session, during which the Company intends to answer appropriate questions submitted prior to or during the meeting that are pertinent to the Company and the items being brought before stockholders for a vote at the Annual Meeting, as time permits.

Assistance. Beginning 30 minutes prior to, and during the Annual Meeting, the Company will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If a stockholder encounters any difficulty accessing, or during, the virtual meeting, the support tools that may be found on the respective online platforms being used for the Annual Meeting should be utilized.

Whether or not a stockholder plans to access the online webcast of the Annual Meeting, the Company urges all stockholders to vote and submit their proxies in advance of the Annual Meeting using one of the methods described in the proxy materials that were mailed to stockholders of record on or about March 10, 2020. Stockholders are encouraged to read the Company’s proxy statement carefully. All information included in the proxy statement remains unchanged except with respect to the matters set forth herein.

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 29 gaming entertainment properties in 10 states.  With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering its guests an outstanding entertainment experience, delivered with unwavering attention to customer service.  For additional Company information and press releases, visit www.boydgaming.com.

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